Exhibit 99-B.10 - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements" and to the use of our report dated March 31, 2005, with respect to the consolidated financial statements of ING Life Insurance and Annuity Company as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and to the use of our report dated March 15, 2005, with respect to the statement of assets and liabilities of Variable Annuity Account I (a Separate Account of ING Life Insurance and Annuity Company and formerly a Separate Account of ING Insurance Company of America) as of December 31, 2004, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in the Registration Statement (Form N-4 No. 333-IICAMP) and the related Prospectus and Statement of Additional Information of Variable Annuity Account 1.


                                                          /s/ Ernst & Young LLP


Atlanta, Georgia
December 27, 2005